UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 4, 2013

Aastrom Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Michigan	0-22025	94-3096597
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 376 Ann Arbor, Michigan	48106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 556-0311

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2013, Aastrom Biosciences, Inc. (the “Company”) announced the appointment of Dominick C. Colangelo as the Company’s President and Chief Executive Officer and as a director of the Company.  Daniel Orlando will step down from his role as the interim President and Chief Executive Officer and continue in his role as Chief Commercial Officer of the Company.

On March 4, 2013, Mr. Colangelo and the Company entered into an Employment Agreement (the “Employment Agreement”).  The Employment Agreement provides that Mr. Colangelo will receive an initial annual base salary of $430,000 and his base salary shall be reviewed annually by the Company.  Under the Employment Agreement, Mr. Colangelo will also be eligible to receive cash incentive compensation as determined by the Company.  Mr. Colangelo’s target annual incentive compensation shall be 50% of his then-current base salary.  Under the Employment Agreement, the Company agrees to grant to Mr. Colangelo options to purchase 1,100,000 shares of the Company’s common stock; additionally from time to time and at the discretion of management and the Company’s Board of Directors, the Company may grant to Mr. Colangelo options to purchase shares of the Company’s common stock pursuant to the Company’s then-current equity plan.

In the event of his termination prior to a Change in Control by the Company without Cause or by Mr. Colangelo for Good Reason (as such terms are defined in the Employment Agreement), the Company shall pay Mr. Colangelo an amount equal to twelve months of his then-current base salary in equal installments over the one-year period following the date of termination of his employment.  In the event of his termination within twelve (12) months following a Change in Control by the Company without Cause or by Mr. Colangelo for Good Reason, the Company shall pay Mr. Colangelo an amount equal to eighteen months of his then-current base salary in one lump sum.  In either event, subject to Mr. Colangelo’s co-payment of premiums at the active employee’s rate, Mr. Colangelo would also be entitled to continued participation in the Company-sponsored group health, dental and vision programs for twelve months following the date of termination.  Mr. Colangelo’s right to receive any severance payment and to continue his participation in such health programs is conditioned upon and subject to Mr. Colangelo’s signing and not revoking a general release of claims.

In addition, during his employment and after termination of the Employment Agreement, Mr. Colangelo has agreed to keep the Company’s confidential information in confidence and trust and has agreed not to use or disclose such confidential information without the Company’s written consent except as necessary in the ordinary course of performing his duties to the Company. During the term of the Employment Agreement and for a period of twelve months thereafter Mr. Colangelo also agrees not to compete with the Company and not to solicit employees, customers or suppliers of the Company.

The Employment Agreement contains other customary terms and conditions. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Employment Agreement which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On March 6, 2013, we issued a press release announcing the appointment of Mr. Colangelo, as set forth in Item 5.02 of this Current Report on Form 8-K.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement with Dominick C. Colangelo, executed March 4, 2013.
99.1	Press Release dated March 6, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aastrom Biosciences, Inc.

Date: March 8, 2013	By:	/s/ Brian D. Gibson
Name: Brian D. Gibson
Title: Vice President, Finance

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement with Dominick C. Colangelo, executed March 4, 2013.
99.1	Press Release dated March 6, 2013.